Exhibit 10.67

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into as of this 30 day of December, 2017 (the “Effective Date”), by and between Level Brands, Inc., a North Carolina corporation (“Licensor”), and Isodiol International, Inc., a Canadian corporation (“Licensee”). Licensor and Licensee sometimes collectively referred to herein as “Parties” or, individually, as “Party.”

RECITAL

Licensor and/or its licensors own the kathy ireland Health & WellnessTM trademark (“Licensed Marks”). Licensor has the right to grant Licensee a sublicense to use the Licensed Marks. Licensor desires to grant the Licensee the right and license to use the Licensed Marks in the marketing, developing, manufacturing, selling and distributing of Cannabidiol (CBD) related products. It is understood that the license granted to Licensee will be non-exclusive, except with respect to Cannabidiol (CBD) related products. Licensor and/or its licensors own all kathy ireland Health & WellnessTM related intellectual property. Licensee owns its intellectual property. Neither party will interfere or dispute the ownership of each other’s respective intellectual property. Licensee is an importer, manufacturer, distributor and/or seller of products and desires to use the Licensed Marks in certain channels of distribution.

AGREEMENT

In consideration of the mutual promises herein contained, it is hereby agreed:

1.  GRANT OF LICENSE

1.1 License Grant. Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee the non-exclusive, non-transferable right, license, and privilege, of using the Licensed Marks solely for the sale, marketing and distribution of those Cannabidiol (CBD) related products of Licensee which are approved in writing by Licensor (“Licensed Products”), through the channels of distribution in the Territory (as defined below) during the Term (as defined below), and the non-exclusive, non-transferable right, license, and privilege of using the Licensed Marks solely upon and in connection with the manufacture of Licensed Products in the Territory. All proposed channels of distribution and distribution outlets must be submitted in advance to Licensor and shall be subject to Licensor’s prior written approval. For clarity and the avoidance of doubt, Licensee agrees that the Licensed Products will be Cannabidiol (CBD) related products only (e.g. CBD oils); the license grant in this Section 1.1 does not permit any use of the Licensed Marks in connection with Tetrahydrocannabinol (THC) related products.

1.2 Term. The term of this Agreement shall commence on the Effective Date as set forth above and end on the fifth anniversary of the date hereof, plus any extensions or renewals (the “Term”); provided, that after such five (5) year anniversary or any extension or renewal, the Term shall be automatically extended for additional two (2) year periods unless terminated by either Party by providing notice to the other Party not less than ninety (90) days prior to the expiration of any such term, extension or renewal.

1.3 Go/No-Go Conference. Prior to January 31, 2018, the Parties shall confer and mutually decide in good faith whether to move forward with the transactions contemplated in this Agreement. If the Parties decide to not move forward with the transactions contemplated in this Agreement, then either Party may terminate this Agreement upon written notice thereof to the other Party.

1.4 Territory. The territory shall be all jurisdictions in the United States of America and Canada in which Licensee is in compliance with all applicable jurisdictional laws (“Territory”).

1.5 No Sub-License. Licensee shall not assign or sub-license the use of the Licensed Marks to any third party without prior written approval by Licensor, and such right is expressly withheld from this Agreement. In the event Licensor approves a sub-license to a third party, the Parties shall mutually agree upon the terms and conditions of said sub-license, including without limitation the royalty rate, in a separate writing signed by the Parties.

1.6 Competing Brands. Licensee will not be permitted to enter into any other branded relationship with respect to the Licensed Products without the express prior written approval of Licensor, except to the extent that (i) there are any preexisting branded relationships or (ii) there are any branded relationships or endorsements by licensed medical professionals.

1.7 Licensee Obligations. During the Term, the Licensee agrees to (a) comply with the Code of Conduct attached hereto as Exhibit A and incorporated herein by reference, and (b) fully adopt, as well as meaningfully contribute to, the following Millennium Development Goal(s) (all of which are attached hereto as Exhibit C and incorporated herein by reference): __________________ (“Licensee Millennium Development Goal(s)”); provided, however, that (i) the Licensee Millennium Development Goals shall be a right that is personal and exclusive to Licensor, (ii) no resultant beneficiary of the Licensee Millennium Development Goals shall be an intended third-party beneficiary, and (iii) Licensee shall have no liability for any reason whatsoever to any Licensee Millennium Development Goal beneficiary arising out of this Agreement. Licensee agrees to become a member and utilize Salesforce.com, Dependable Solutions a product approval and royalty reports service, ireland pay, a credit card process service or any similar web platform as may be utilized by Licensor from time to time as a means of conducting Brand business and coordinating with Licensor and other licensees (each a “Preferred Provider”); provided, however, that (i) such services and Preferred Providers must be capable and legally authorized to conduct such activities and (ii) Licensee shall not be obligated to discontinue the use of any preexisting vendors as of the Effective Date in favor of any Preferred Provider. In the event that there is no such eligible or legally authorized Preferred Provider at the time a service is required, Licensee shall be free to select its own vendor throughout the remainder of the Term. In the event that a Preferred Provider has an interruption of service to Licensee (i) lasting longer than twenty-four (24) hours or (ii) occurring more than once during any calendar month during the Term, Licensee shall be free to select its own vendor throughout the remainder of the Term . Licensee agrees to become a member of Send Out Cards within 30 days of the execution of this agreement. Licensee will use Send Out Cards as a powerful marketing tool to help communicate our partnership and promote sales.

1.8 Licensor Promotional Obligations. During the Term, Licensor agrees to use commercially reasonable efforts to perform the promotional obligations set forth in Exhibit D, the terms of which are incorporated herein by reference.

2.  LICENSING, ROYALTY AND OTHER FEES

2.1 Licensing Fee. Licensee shall pay Licensor a licensing fee equal to One Hundred and Twenty-Five Thousand US Dollars (US $125,000), payable as follows: (a) upon execution hereof, Sixty-Two Thousand Five Hundred US Dollars (US $62,500), and (b) on June 30, 2018, Sixty Two Thousand Five Hundred US Dollars (US $62,500). In the event this Agreement is terminated, the terms of this Section 2.1 shall survive the termination of this Agreement.

2.2 Share Issuances. Licensee shall issue to Licensor shares of Licensee’s common stock (the “Shares”) as follows: (a) upon execution hereof, the number of Shares equal to Two Million US Dollars (US $2,000,000) as of the Effective Date, and (b) on the last day of each calendar quarter commencing March 31, 2018 during the Term (to be prorated for any partial calendar quarter upon termination), the number of Shares equal to Seven Hundred Fifty Thousand US Dollars (US $750,000) as of the last day of the relevant calendar quarter (Shares issued to Licensor, collectively, the “Subject Shares”). The price of Shares for purposes of calculating Shares issuance pursuant to this Section 2.2 will be calculated on the Canadian Stock Market and will be based on the closing price of the Shares on the last business day in each calendar quarter. In addition, Licensor agrees not to sell the Subject Shares in an amount which exceeds the Subject Share Lockup Amount (as defined below). In the event this Agreement is terminated with Subject Shares included in the Subject Share Lockup Amount, the terms of Section 2.2 shall survive the termination of this Agreement.

2.2.1
Definitions. (a) The term “Subject Share Lockup Amount” shall be the aggregate number of Subject Shares, at any given time, which have not been Released (as defined below). (b) The term “Released” shall mean, with respect to any individual Subject Share issuance under Section 2.2 on any given issuance date (each, a “Subject Share Issuance”), an amount equal to twenty percent (20%) of the number of Shares issued in any Subject Share Issuance, commencing on the six (6) month anniversary of date of issuance thereof, and an additional twenty percent (20%) on each six (6) month anniversary thereafter until all the Shares with respect to any Subject Share Issuance shall have been released; provided, that it is understood and agreed that all the Shares with respect to any Subject Share Issuance shall be fully Released on the three year anniversary of the date of each such Subject Share Issuance.

2.2.2
Transfer Agent Protocol. Issuance of all Subject Shares shall be subject to Licensee’s transfer agent protocols and bear all restrictive legends applicable to private placements of securities in the country of issuance of the Subject Shares.

2.3 Royalty. Commencing on the Effective Date, Licensee shall pay the Licensor royalties in U.S. Dollars (based on the Canadian Dollar to United States Dollar conversion rate published in the Wall Street Journal), in an amount equal to three percent (3%) of one hundred percent (100%) the Gross Licensed Marks Sales (as defined below) (the “Royalty”). The term “Gross Licensed Marks Sales” shall mean the gross amount billed for all Licensed Products sold under the Licensed Marks (exclusive of any refunds, return allowances, sales, use or value added tax (VAT)) or under any other trademark or brand owned or licensed by Licensor. No other costs incurred in the manufacturing, selling, advertising, and/or distribution shall be deducted from Gross Licensed Marks Sales, and both shall be determined in accordance with generally accepted accounting principles established and maintained by the U.S. Financial Accounting Standards Board.

2.4 Royalty Payments. Within fifteen (15) days after the end of each month, Licensee shall furnish to Licensor a complete sales and royalty report certified to be accurate by the Chief Financial Officer of Licensee or by some other authorized designee of Licensee showing the number, description, and gross sales price of the Licensed Products distributed and/or sold by Licensee during the preceding month, as well as the number of Licensed Products in inventory at the beginning and end of the month along with payment of the royalties due which shall be sent by wire transfer to the following account:

Domestic Wire / Routing #: XXXX
Account Name: Level Brands, Inc.
Account #: XXXX
Bank Name: Wells Fargo Bank

2.5 Royalty Report; Late Fees. For this purpose, Licensee shall use a sales and royalty report form acceptable to Licensee. Such report shall be furnished to Licensor whether or not any of the Licensed Products have been sold during the preceding month, and shall specifically include what contributions have been made during such period to the Licensee Millennium Development Goal(s), the form of such contribution and, with respect to financial contributions, the basis upon which it was determined. Licensee shall tender the report of the sales and royalty report in Excel spreadsheet format to Licensor, separated by each Licensed Product and sent to Level Brands, Inc., 4521 Sharon Rd., Ste. 450, Charlotte, NC 28211, with a copy to: mark@levelbrands.com. Any amounts not paid to Licensor when due under this Agreement shall bear a late payment charge on the unpaid balance at the rate of 1.5% per month, compounded, or the maximum amount permitted by law, whichever is less.

2.6 Subcontracting and Delegation. Licensor may subcontract, delegate or assign any of its rights or subcontract or delegate any of its duties or obligations hereunder to any entity with which it is affiliated, related or shares common ownership (a “Delegated Entity”), and Licensee agrees to allocate or pay any compensation owed or accrued to Licensor under Section 2 to any Delegated Entity as directed by Licensor. No such subcontract, delegation or assignment to any Delegated Entity shall relieve Licensor of responsibility for the due and full performance hereof. Licensor shall be liable to Licensee for all acts and omissions of any Delegated Entity in performing any duties hereunder.

3.  ACCOUNTING

Licensee agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the right after giving reasonable notice at all reasonable hours of the day to an examination of said books of account and records relating to Licensee’s performance under the Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Upon request of Licensor, Licensee shall furnish to Licensor a detailed statement by certified by the company showing the number, description, and Gross Licensed Marks Sales of the Licensed Products covered by this Agreement distributed and/or sold by Licensee to the date of Licensor’s demand. Each calendar year in which this Agreement is in effect, and after expiration or termination of this Agreement, Licensor shall be entitled to an independent audit of and be given access to Licensee’s account books, records, invoices and other pertinent data by Licensor or its designated representative during normal business hours. The cost of the audit shall be borne by Licensor unless the audit reveals that Licensee understated sales and or royalties of Licensed Products by more than two percent (2%), in which case Licensee shall be required to pay all Licensor’s costs of the audit. Notwithstanding the foregoing, Licensor and all of its affiliates, agents, and representatives shall maintain the information discoverable pursuant to this Section 3 in the strictest confidence, on a need-to-know basis, and with the understanding that such information may be deemed ‘insider’ information under applicable securities laws.

4.  QUALITY ASSURANCE

4.1 Quality of Licensed Products. The quality of the Licensed Products shall be consistent with or exceed the average of similar products manufactured, distributed, and/or sold by Licensee, shall serve to enhance brand recognition of the Licensed Products to the mutual benefit of the Parties, and shall be suitable for the use for which they are intended. Licensee agrees to provide a reasonable number of samples of the Licensed Product to Licensor at no cost upon request for quality assurance, and provide Licensed Products to Licensor at cost for promotional purposes (not for resale).

4.2 Licensor Approval. All Licensed Products developed, manufactured and sold hereunder, and all labels, hang tags, packaging, catalogs, brochures, publications, printed matter, advertising, signs, promotional displays, websites, webpages, video and sound recordings, online social media pages and other forms of publicity material for the Licensed Products, shall be in English and subject to Licensor’s written approval in advance of use, distribution, marketing or sale; provided, however, all such materials may also be translated to such foreign languages as may be necessary for reasonable marketing purposes and to conform with applicable law.

5.  DISPLAY; LABELING; PROMOTIONAL MATERIAL

5.1 IP Notices. Licensee agrees that it will cause to appear on each Licensed Product manufactured, sold, and/or distributed under this Agreement and on or within all advertising, marketing, promotional, or display material bearing the Licensed Marks, the appropriate trademark and copyright notices, markings or designations requested by Licensor. In the event any Licensed Product is distributed and/or sold in a carton, container, packing or wrapping material bearing the Licensed Marks, such notices shall also appear upon the said carton, container, packing or wrapping material. Licensee agrees to remove any product for sale, regardless of location, which so fails to include the proper notices under this Section 5.1 and such failure shall be deemed a material breach hereof.

5.2 Promotions. No advertising, marketing, promotional, and display materials, or other artwork depicting the Licensed Marks or Licensed Product shall be used without prior written approval by Licensor, which approval shall be given or rejected with detailed comments for such rejection within forty-eight (48) hours of each written notice therefor or be deemed approved. Licensee agrees that it will only run full page advertisements in trade publications to ensure retail recognition for the Brand. Licensee will use its best efforts to convey to the market that it is a licensee of the Brand, including but not limited to placing signage depicting the Brand prominently at Licensee's corporate offices and showrooms, and on Licensee's corporate stationery, point of sale, marketing and other materials. The Parties further agree that all artwork and designs involving the Licensed Marks shall be produced under appropriate “work for hire” provisions, or are hereby assigned to and shall become the property of the party commissioning the work, and any such parties creating such materials will execute the necessary valid agreements to convey the ownership and copyrights to these items to the party commissioning the work.

6.  PHOTOGRAPHY

Except as otherwise provided for in this Section 6, all photo shoots, photography, designs and media (“Media”) will be directed by Licensor’s Global Creative Director, Jon Carrasco; provided, however, that such direction shall be commercially reasonable and made in consultation with Licensee. The photographs resulting from any photo session(s) shall be contracted for under “work for hire” provisions and all rights, including without limitation copyright, to the photos, negatives, and any other tangible materials bearing Ms. Ireland’s image or relating to said photo session(s), shall be the property of the party commissioning the work. Guild/Union Requirements (SAG-AFTRA) – Kathy Ireland is a union member and Licensee will make payments accordingly for any audio or visual recordings. Notwithstanding any ownership of any intellectual property, it is understood that the authorized use of any intellectual property bearing the Licensed Marks is subject in all respect to the license hereunder and shall terminate according to the terms and conditions of this Agreement. Licensor shall own all rights, title, and interests in and to any Media developed hereunder that includes or references the name, likeness, image, or branding of Ms. Ireland or any of her ambassadors (“KI Media”). Subject to the terms and conditions set forth herein (including without limitation Licensor’s approval rights set forth in Section 4.2), Licensor hereby grants to Licensee the non-exclusive, non-transferable right, license, and privilege, of using such KI Media solely for the sale, marketing and distribution of Licensed Products. If Licensor develops any Media for Licensee that is not KI Media (i.e. such Media does not include or reference the name, likeness, image, or branding of Ms. Ireland or any of her ambassadors)(“Isodiol-specific Media”), then Licensee shall own all rights, title, and interest in and to such Isodiol-specific Media.

7.  LICENSOR’S RIGHTS AND PROTECTIONS

7.1 Proprietary to Licensor. Licensee agrees that during the term of this Agreement, or thereafter, it will not register or attempt to register any of the Licensed Marks, nor will Licensee form or incorporate any entity under a name that includes the Licensed Marks. Licensee will not attack the title or any rights of Licensor in and to the Licensed Marks. Licensee further agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks. Licensee acknowledges that Licensor has sole and exclusive ownership of all right, title, and interest in and to the Licensed Marks and any registrations that have been issued or may be issued thereon. Nothing contained in this Agreement shall give Licensee any right, title or interest in or to the Licensed Marks except for the rights expressly licensed by this Agreement, and subject to its terms and conditions. Adaptations and modifications of Licensed Marks prepared under this Agreement shall be included as part of the Licensed Marks, including, without limitation, Licensor’s ownership thereof. Any goodwill derived from the use by Licensee of any Licensed Marks shall inure to the sole benefit of Licensor and/or its licensors. If Licensee acquires any rights in any Licensed Marks, in whole or in part, by operation of law, or otherwise, such rights will be deemed and are hereby irrevocably assigned to Licensor without further action by any of the Parties.

7.2 Pre-Existing Intellectual Property. Each Party shall continue to own all rights, title and interest (including, without limitation, all copyrights, trade secrets, patents, trademarks, and any other intellectual property or proprietary rights) relating to its business that existed prior to the Effective Date (“Pre-Existing IP”). No right, title, or interest in or to any of Pre-Existing IP of a Party is transferred or assigned to the other Party. Except for the limited license granted in Section 1, neither Party grants to the other Party any licenses, by implication or otherwise, to any of its Pre-Existing IP.

7.3 Not an Exclusive License. Nothing in this Agreement shall be construed to prevent Licensor from granting any other license for the use of the Licensed Marks or from utilizing the Licensed Marks in any manner whatsoever; provided, however, that Licensor shall not license or independently utilize the Licensed Marks in connection with any Cannabidiol (CBD) related products during the Term of this Agreement. Licensee agrees that rights not specifically granted to Licensee are reserved by Licensor and may be freely exploited by Licensor without limitation.

7.4 Registrations. All registrations for intellectual property, Internet domain names and social media user/screen names in the Licensed Marks are to be applied for and obtained exclusively in Licensor’s name. Licensee shall not file or register any intellectual property applications or seek any Internet domain name and/or social media user/screen name registration in the Licensed Marks, Licensed Products or any derivations, improvements, variations or modification thereof, without Licensor’s prior written approval. Licensee shall notify Licensor, or its designated representative, prior to entering into any agreement with any individual, company or business, for sales outside the United States of any Licensed Product, to permit the timely filing of foreign and/or international trademark and copyright applications, or other intellectual property protection, covering the Licensed Marks, in Licensor’s sole discretion. Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks. In the event there has not been a previous registration of any Licensed Mark and/or any material relating thereto for a particular Licensed Product, Licensor may register and maintain, at Licensee’s expense if for a Licensed Product, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor. Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor. It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement.

8.  INDEMNIFICATION AND REPRESENTATIONS

8.1 Licensor Indemnification. Licensor shall defend, indemnify, and hold Licensee and its affiliates, and their officers, directors, employees, managers, owners, agents and representatives harmless against any and all claims or suits, demands, losses, injuries, liabilities costs, judgments, arbitration awards, license fees, settlement, damages and expenses (including reasonable attorneys’ fees and costs, whether or not any legal proceeding is commenced) (“Losses”) incurred, claimed, obtained, or sustained, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether in law or in equity, for trademark infringement arising solely out of the validity of the rights to the Licensed Marks and from Licensee’s use of the Licensed Marks as granted herein, provided that prompt written notice is given to Licensor within ten (10) days of any such claim or suit, and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought, and no settlement of any such claim or suit is made without the prior written consent of Licensor. Licensor’s indemnification under this Section 8.1 shall be apportioned and limited to only the portion of, and extent that, such Losses are, or are claimed to be, proximately caused by or attributable specifically to Licensee’s use of Licensed Marks in a manner permitted by this Agreement. It is further agreed that Licensor reserves the right, in its sole discretion, to select counsel to defend any such claims. For purposes of this Section 8, the term “Licensor” shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, owners, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting on their behalf, past or present. Notwithstanding the foregoing, if Licensor undertakes to defend any claim, Licensor agrees to consult with Licensee and reasonably avoid any defaults, settlements, or other decisions that would adversely affect Licensee’s rights in the Licensed Marks or the commercial viability of the Licensed Products.

8.2 Licensee Indemnification. Licensee shall defend, indemnify, and hold Licensor and its affiliates, and their officers, directors, employees, managers, owners, agents and representatives harmless against any and all Losses incurred, claimed, obtained, or sustained, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether in law or in equity, including without limitation claims relating to or allegedly relating to the design, manufacture, sale, purchase, use, advertising, marketing, and/or distribution of any Licensed Products, whether for personal injury, product liability, intellectual property infringement, dilution, misappropriation, violation of law, or otherwise. Licensor reserves the right to select counsel to defend and/or bring any such claims, and Licensee shall solely be responsible for any and all attorneys’ fees, costs, and expenses relating to any and all such actions. Licensee shall provide Licensor with prompt written notice of any lawsuits or threatened lawsuits, or other significant developments, investigations, claims, or final refusals in which Licensee is or may be named as a party or for which Licensee is obligated or has agreed to indemnify any party, and Licensee shall thereafter provide Licensor with periodic written updates concerning relevant developments in any such lawsuits as they arise.

8.3 Licensed Products. Licensor makes no representations or warranties with respect to the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product manufactured, sold, and/or distributed by Licensee and disclaims any liability arising out of the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product, and any such express or implied warranties are hereby disclaimed and Section 8.2 shall apply.

8.4 Licensee Representations and Warranties. Licensee represents and warrants to Licensor that: (i) Licensee has the full power and authority to enter into this Agreement on behalf of Licensee and to perform all Licensee’s material obligations pursuant to this Agreement, and that the Licensed Products manufactured, sold, and/or distributed by Licensee under this Agreement shall be suitable for the purpose for which they are intended to be used and shall comply with all applicable State and local laws, and industry standards, (ii) Licensee will not harm or misuse the Licensed Products or bring the Licensed Marks into disrepute, (iii) except as specifically provided in this Agreement, Licensee will not create any expenses chargeable to Licensor or Ms. Ireland without the express prior written approval of Licensor, (iv) all Licensed Products (and the content contained or used in the Licensed Products) designed, developed, marketed, distributed, published, performed or sold by Licensee pursuant to this Agreement do not, and will not, infringe any intellectual property right or any personal right of any third party, and (v) Licensee will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage the Licensed Products or Licensor’s or Ms. Ireland’s public image in society or standing in the community, or prejudice Licensor or Ms. Ireland and that it will terminate such activities promptly upon written notice, and failure to do so constitutes a material breach of this Agreement. Licensee acknowledges and agrees that there are no warranties, guarantees, conditions, covenants, or representations by Licensor as to marketability, fitness for a particular purpose, or other attributes of the Licensed Products, whether express or implied (in law or in fact), oral or written.

8.5 Licensor Representations and Warranties. Licensor represents and warrants to Licensee that: (i) Licensor has the full power and authority to enter into this Agreement on behalf of Licensor and to perform all Licensor’s material obligations pursuant to this Agreement, and that Licensor is duly authorized to license the Licensed Marks to Licensee, (ii) Licensor will not harm or misuse the Licensed Products or bring the Licensed Marks into disrepute, (iii) except as specifically provided in this Agreement, Licensor will not create any expenses chargeable to Licensee without the express prior written approval of Licensee, (iv) all Licensed Marks (and the content contained or used in the Licensed Marks) designed, developed, marketed, distributed, published, performed or sold by Licensor pursuant to this Agreement do not, and will not, infringe any intellectual property right or any personal right of any third party, and (v) Licensor will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage the Licensed Products, Licensed Marks, or Licensee’s public image in society or standing in the community, or prejudice Licensee and that it will terminate such activities promptly upon written notice, and failure to do so constitutes a material breach of this Agreement. Licensor acknowledges and agrees that there are no warranties, guarantees, conditions, covenants, or representations by Licensee as to marketability, fitness for a particular purpose, or other attributes of the Licensed Products, whether express or implied (in law or in fact), oral or written.

8.6 Definition of “Licensor”. For purposes of this Section 8, the term “Licensor” shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Ms. Ireland, kathy ireland Worldwide, any Delegated Entity, kathy ireland LLC, Sterling/Winters Company, ACDC, LLC, Jardin du Jour, LLC, Moretz Marketing, LLC, Level Brands, Inc., their executives and employees.

9.  INSURANCE

9.1 Product Liability Insurance. Licensee represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect at all times during which the Licensed Products are being manufactured, sold, and distributed, insurance for bodily injury, advertising injury, property damage, and product liability from a recognized insurance company approved by Licensor, which is qualified to do business in the State of California, providing protection at least in the amount of $5,000,000 per occurrence and $5,000,000 in the aggregate for Licensor and for Licensee against any actions, claims, demands, lawsuits, loss, costs, attorneys’ fees, damages, judgments, and liabilities of any nature whatsoever relating to the Licensed Products. As proof of such insurance, a fully paid certificate of insurance naming Licensor as Licensee shall submit an insured party to Licensor for Licensor’s prior written approval before any Licensed Product is manufactured, sold, or distributed. Any proposed change in certificates of insurance shall be submitted to Licensor for its prior written approval. Licensor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to Licensor by Licensee. The certificate(s) shall substantially and materially conform to the language requirements set out in Exhibit B attached hereto.

10.  INSOLVENCY; CHANGE OF CONTROL

If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee, or if it becomes dissolved, or becomes insolvent or unable to pay or discharge its liabilities in the ordinary course of business, or if Licensee assigns the whole or any substantial part of its assets or undertakings for the benefit of creditors or makes an assignment for the benefit of its creditors or any similar arrangement pursuant to any federal or state law, compulsory or voluntarily, or if a receiver or other similar officer is appointed for the whole or any part of the assets or undertakings of Licensee or its business, or if Licensee stops payment to its creditors generally, or ceases or threatens to cease to carry on its business or any substantial part thereof, or if Licensee merges or consolidates with or into any other corporation, or directly or indirectly sells or otherwise transfers, sells, or disposes of all or a substantial portion of its business or assets, or if a third party who does not own stock acquires a majority of the voting stock of Licensee, Licensor may terminate this Agreement by giving notice to Licensee of its intention to terminate and such termination shall be effective immediately. In the event this Agreement is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow. In the event this Agreement is so terminated under this Section 10, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except (i) pursuant to Section 11.2 or (ii) with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

11.  TERMINATION

11.1 Material Breach. Except as otherwise provided herein, in the event either party materially breaches this Agreement, the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days’ notice in writing, and such notice of termination shall become effective unless the breaching party shall remedy the breach within the thirty (30) day period to the reasonable satisfaction of the non-breaching party. Failure to pay any amounts owed hereunder shall be deemed a material breach hereof.

11.2 Morals. Ms. Ireland shall, during the Term, conduct herself with due regard to the public conventions and morals and shall not conduct herself in a manner that is materially different from her past conduct. Licensor (and its executive leadership team) shall, during the Term, conduct themselves with due regard to the public conventions and morals and shall not conduct themselves in a manner that is materially different from their past conduct. Licensee (and its executive leadership team) shall, during the Term, conduct themselves with due regard to the public conventions and morals and shall not conduct themselves in a manner that is materially different from their past conduct. A breach of this Section 11.2 by either party shall be deemed a material breach of this Agreement.

11.3 Effect of Termination. Termination of this Agreement shall be without prejudice to any rights that Licensor may otherwise have against Licensee, and all amounts owed hereunder prior to the termination hereof shall become immediately due and payable, and all rights and licenses granted hereunder shall cease and revert to Licensor. Upon termination, Licensee shall immediately cease and desist from using the Licensed Marks in any way and return any confidential information to Licensor. Notwithstanding any termination pursuant to Section 10 or 11, Licensee and Licensee’s wholesalers, distributors, and retailers shall have the right to sell or otherwise liquidate all inventory of Licensed Products for a period of six (6) months from the date of termination.

11.4 Force Majeure. The Parties shall be released from their obligations hereunder, and this Agreement shall terminate in the event governmental regulations or state or national emergency or war or causes beyond the control of the Parties render performance impossible for a period extending longer than thirty (30) days, and one Party so informs the other in writing of such causes and its desire to be so released. In such event, all royalties on sales and all other monies due, theretofore made shall become immediately due and payable to Licensor.

11.5 Change of Control. In the event Licensee or any of its subsidiaries incurs or enters into any agreement pursuant to which a Change of Control (as defined below) would occur, Licensee shall provide Licensor notice of such Change of Control. Following such notice, at the option of Licensor and upon written notice to Licensee provided within 30 days following Licensee’s provision of notice of the Change of Control to Licensor (the “Change of Control Termination Notice”), this Agreement, together with the Royalty paid to Licensor under Section 3 shall immediately terminate and Licensor shall be paid, in lieu thereof, a one-time, lump sum aggregate payment equal to the cumulative Royalties paid to Licensor over the previous trailing 12-month period. The lump sum payment shall be paid to Licensor within 30 days of the occurrence of the Change of Control. For purposes hereof, “Change of Control” means (a) any consolidation or merger of such entity in which the entity is not the continuing or surviving entity, or pursuant to which the shares are converted to cash, other securities or other property, other than a consolidation or merger of the entity in which the holders of the entities shares immediately prior to the consolidation or merger hold more than 50% of the voting securities of the continuing or surviving entity immediately after the consolidation or merger, or (b) any sale, lease, exchange or other transfer (in one transaction or in a series of transactions and not in the ordinary course of business) of all or substantially all of the entities assets, (c) a sale of fifty percent (50%) or more of the then outstanding voting securities of the entity to one party, or (d) any other event, pursuant to which the members of the Board of Directors (or similar governing body) who were elected prior to the occurrence no longer constitute a majority of the members of such governing body. Notwithstanding the above, any conveyance, transfer or grant of security title to or a security interest in any goods, accounts, inventory, general intangibles or other assets of such entity to secure the obligations of the entity or any of its subsidiaries, or the exercise of any rights or remedies by such entity after a default of indebtedness, shall not constitute a “Change of Control” as used herein.

12.  NOTICES

Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be in writing and shall be effective when hand delivered; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by reputable overnight air courier service. All such communications shall be sent to the Parties at the notice addresses listed below or to such other persons and the Parties to each other may designate notice addresses as in writing.

Licensor:
Level Brands, Inc.
4521 Sharon Road, Suite 450
Charlotte, NC 28211
Attention: Mark Elliott - CFO
Email: mark@levelbrands.com
Copy to:
Paul Porter
4521 Sharon Road, Ste. 450
Charlotte, NC 28211
Email: paul@levelbrands.com
And

Erik Sterling
PO Box #1410
Rancho Mirage, CA 92270
Facsimile: 310 557-1722
Attention: Erik Sterling
Email: esterling@sterlingwinters.com

If to Licensee:
Isodiol International, Inc.
2215 Auto Park Way
Escondido, CA 92029
Attention: Marcos Agramont

Copy to:
Patrick E. Ogle, Esq.
P.O. Box 19925
Reno, NV 89511
Email: patrick@nvcorplaw.com

13.  MISCELLANEOUS

13.1 Independent Contractor. Licensee is an independent contractor with respect to Licensor. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the Parties, and neither Party shall so hold itself out. Licensor shall bear all income tax obligations applicable to Licensor that may arise out of this Agreement.

13.2 Assignability. This Agreement shall not be assignable by either Party without the prior written consent of the other.

13.3 Amendment. Except as otherwise provided herein, no agreement or understanding purporting to add to or to modify the terms and conditions of this Agreement shall be binding unless agreed to by the Parties in writing. Any terms and conditions set forth in any forms used by the Parties, which are in conflict with the terms and conditions of this Agreement, shall be void and have no effect.

13.4 Waiver. It is agreed that no waiver by either Party hereto or any breach or default of any of the provisions set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

13.5 Governing Law. This Agreement shall be construed in accordance with and the laws of the State of California which shall govern all disputes relating hereto without giving effect to any conflicts of law provisions. The Parties agree that any and all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way or arbitration and administered by and in accordance with the JAMS streamlined Arbitration Rules and Regulations (the ''JAMS Rules '') of the Judicial Arbitration and Mediation Service in effect at the time of any such proceedings. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the Parties. In the event the Parties cannot agree on an arbitrator within ten (10) days, the arbitrator shall be appointed by the Parties in the following manner JAMS, and/or another alternative dispute resolution provider agreed upon by the Parties, shall furnish the Parties with a list of potential qualified arbitrators. For purposes of this Section, a ''qualified arbitrator, shall mean a retired judge of a superior or appellate court or an experienced attorney agreed upon by the Parties. If any Party objects to all the names on the list. AAA and/ or another alternative dispute resolution provider agreed upon by the Parties shall provide the Parties with an alternative list of potential qualified arbitrators; provided, however, that each Party shall be entitled to so object only once. Once the Parties have agreed upon a particular list, or a list is furnished pursuant to the preceding sentence the Parties shall alternately eliminate unacceptable arbitrators until only one name remains. The remaining person shall be appointed arbitrator. The Parties agree to draw lots to decide which Party shall remove the first name from the list of arbitrators. Should a Party whose turn it is to eliminate any unacceptable arbitrator fail to do so within twenty-four (24) business hours of the written request of the other Party, then the choice of the other Party of an arbitrator then remaining on such list shall be binding on the Parties. All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the Parties, provided, however, that the arbitrator shall award the prevailing Party its reasonable attorneys' fees, expenses and costs, including all costs of arbitration. The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement. The arbitration and all proceedings related thereto shall be deemed private and confidential and, subject to the provisions of paragraph 29.1, shall not be disclosed to the public by either the arbitrator or the Parties to the arbitration. If the rules of AAA, JAMS or another agreed upon alternative dispute resolution provider differ from those of this Section, the provisions of this Section shall control. Notwithstanding the foregoing, the Parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above described arbitration procedures, if in that Parties sole judgment such provisional relief is necessary to avoid a irreparable injury or to preserve the status quo. Never the less, the arbitration procedure set forth in this section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this agreement.

13.6 Confidentiality. The Parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to Licensor. Licensee agrees not to divulge any confidential and proprietary information pertaining to Licensor or this Agreement to any third party without prior written consent of Licensor, except as required by law. Licensee agrees to keep all such information as confidential. Licensee may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable Licensee to perform its obligations under this Agreement; provided said officers, directors, employees, agents, and/or authorized representatives execute an appropriate confidentiality agreement. Licensee shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants. The Parties further agree that any breach or threatened breach of this Section 13.6 would cause irreparable harm to Licensor, that a remedy at law or in damages would be inadequate, and that the provisions of this Section 13.6 may be enforced by way of injunctive relief in addition to any other rights available to Licensor in law or in equity. For purposes of this Agreement, “confidential” or “proprietary” information includes, but is not limited to, the terms, conditions, and subject matter of this Agreement, and Licensor’s business, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies; information concerning Licensor’s product development and intellectual property; information concerning manufacturing processes relating to the Licensed Products, or trade secrets. The foregoing confidentiality obligations shall not apply to information that: (a) was previously known to the recipient free of any obligation to keep it confidential; (b) was independently developed by recipient; or (c) is or becomes publicly available by means other than the unauthorized disclosure by recipient. In the event any judicial or regulatory authority requests or requires disclosure of any Confidential Information of the other party, the receiving party shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure.

13.7 Entire Agreement; Counterparts. This Agreement constitutes the complete understanding between the Parties and supersedes any and makes void all prior agreements, promises, representations, or inducements, no matter their form, concerning the subject matter of this Agreement. The Parties desire that this Agreement represent a single and completely integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in two or more duplicate bond or facsimile counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one such counterpart.

13.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law. Should any of the provisions or terms of this Agreement be determined illegal, invalid, or unenforceable by any court of competent jurisdiction, validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

13.9 Headings. All recitals are incorporated by reference into this Agreement. Caption and Section headings are used for convenience and reference only, are no part of this Agreement, and shall not be used in interpreting, construing, defining, limiting, extending, or describing the scope of this Agreement, or any provision hereof, in any way.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

Licensor:

Level Brands, Inc.

/s/ Martin A. Sumichrast
Martin A. Sumichrast, CEO

Licensee:

Isodiol International, Inc.

/s/ Marcos Agramont
Marcos Agramont, CEO

EXHIBIT A

CODE OF CONDUCT 行为守则

1.
PURPOSE: Licensee is committed to using only manufacturers to strive to conduct business in a highly professional and ethical manner. This document outlines those commitments each facility makes in respect to its compliance with applicable law and tis personal practices and policies.
目的：[被许可人]承诺只使用了力争在一个高度专业和道德的方式开展业务的厂家。本文概述了这些各设施使得在尊重其遵守适用的法律和个人的做法和政策的承诺。

2.
CHILD LABOR: The facility agrees not to use child labor in the manufacturing, or distribution of the Goods. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education; provided, however, in no event shall the Facility use any person below the age of (15) fifteen. The Facility also agrees to comply with all other Laws applicable to employees, regardless of the age of an employee.
童工：该中心同意不使用童工在制造，或货物配送。 “童工”是指一个人年龄低于当地法定最低就业年龄或年龄在完成义务教育; 提供的，但是，在任何情况下，基金使用任何人（15）15岁以下。该基金还同意遵守适用于所有员工的其他法律，不论雇员的年龄。

3.
FORCED LABOR: The Facility agrees to employ only persons whose presence is voluntary. The Facility agrees not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.
强迫劳动：该基金同意只雇用人员，其存在是自愿的。该基金同意不使用任何强迫或非自愿劳动，无论是监狱，保税，契约或其他方面。

4.
ABUSE OF LABOR: The Facility agrees to treat each employee with dignity and respect and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.
滥用劳动：该基金同意把每个员工的尊严和尊重，不使用体罚，暴力威胁或其他形式的身体，性，心理或言语上的骚扰或虐待。

5.
NON-DISCRIMINATION: The Facility agrees not to discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.
不歧视：该基金同意不会在雇佣和招聘活动，包括工资，福利，晋升，纪律，终止或退休种族，宗教，年龄，国籍，社会或民族，性取向，性别的基础上歧视，政治观点或残疾。

6.
ASSOCIATION: The Facility agrees to follow employees to organize and bargain collectively without penalty or interference in accordance with local Laws.
关联关系：该基金同意遵守雇员组织和集体谈判不受处罚或干预按照当地的法律。

7.
WAGES, BENEFITS AND WORKING HOURS: The facility recognizes that wages are essential to meeting employee’s basic needs. The Facility agrees to comply, at a minimum, with all applicable wages and hour Laws, including minimum wage, overtime hours, maximum hours, piece rates and other elements of compensation and shall provide legally mandated benefits.
工资，福利和工作时间：该厂认识到，工资是必要的，以满足员工的基本需求。该基金同意遵守，至少，所有适用的工资和工时的法律，包括最低工资，加班，最长工时，计件工资和补偿等内容，并应提供法定福利。

8.
HEALTH AND SAFETY: The Facility agrees to provide employees with a safe and healthy workplace environment in accordance with all applicable Laws, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fine safety and adequate lighting and ventilation. The Facility also agrees to ensure that the same standards of health and safety are applied to any housing it provides for employees.
健康和安全：该基金同意为员工提供一个安全和健康的工作环境符合所有适用法律，确保在最低限度，合理获得饮用水和卫生设施，精美的安全性和足够的照明和通风。该基金也同意，以确保健康和安全的相同标准适用于它提供了雇员的住房

9.
COMPLIANCE: The Facility agrees to take appropriate steps to ensure that the provisions of the COC are communicated to its employees, including by prominent posting a copy of this COC in the local language on one or more bulletin boards in places readily accessible to employees at all times.
合规性：本基金同意采取适当措施，以确保奥委会的规定传达给员工，其中包括由著名张贴在当地语言的一个或多个电子公告板的名额该行为准则的副本容易获得员工的所有次。

10.
ENVIRONMENT: Business partners should share our concern for the environment and adhere to their local and national laws regarding the protection and preservation of the environment.
环境：业务合作伙伴应该分享我们对环境的关注，并坚持对环境的保护和维护当地和国家法律。

11.
LEGAL REQUIREMENTS: Business partners should be in compliance with all legal requirements involved in conducting the business.
法律要求：业务合作伙伴应符合参与开展业务的所有法律要求。

12.
Our Business Partners are required to provide full access to their facilities and those of their manufacturers, vendors and subcontractors, and to release records relating to employment practices. We may conduct on-site inspections of facilities to monitor the standards and assure the quality of our products.
我们的业务合作伙伴必须提供完全访问他们的设备和那些他们的制造商，供应商和分包商，并发布有关用工行为记录。我们可以进行现场视察设施，以监控标准，确保了产品的质量。

Please report Violations Anonymously by emailing to: mark@levelbrands.com

EXHIBIT B

REQUIRED INSURANCE CERTIFICATE

Under Description of Operations state the following:

“Certificate Holder Level Brands, Inc., Level H&W, LLC, IM1 Holdings, LLC, Encore Endeavor 1, LLC, Tommy Meharey, Kathy Ireland, kathy ireland Worldwide, Inc., kathy ireland LLC, The Sterling/Winters Company, and their partners, owners, subsidiaries, affiliates, directors, officers, managers and employees are named additional insured with regards to liability arising out of operations of the named insured.”

The Certificate Holder should be listed as:

Level Brands, Inc.
4521 Sharon Road, Ste. 450
Charlotte, NC 28211

Send copies of Certificate to:

Mitchka Lyonnais
mlyonnais@mmibi.com
Momentous Insurance Brokerage, Inc.

Mark Elliott
mark@levelbrands.com
Level Brands, Inc.

EXHIBIT C

MILLENNIUM DEVELOPMENT GOALS

1. We must eradicate extreme poverty and hunger!

2. Achieve universal primary education.

3. Promote gender equality and empower women.

4. Reduce child mortality.

5. Improve maternal health.

6. Combat HIV/AIDS, Malaria, and other diseases.

7. Ensure environmental sustainability.

8. Build global partnerships for development.

9. Bring opportunities of financial stability and healthcare to American Veterans and their families.

10. Stop Human Trafficking.

EXHIBIT D

LICENSOR PROMOTIONAL OBLIGATIONS
(Execution Copy)

●
In connection with the compensation contemplated in Section 2.2(a), by March 31, 2018, Licensor agrees to produce (in cooperation with Licensee) a global branding and marketing campaign (the “Campaign”) for Licensee. The Campaign will include a joint strategy and outline which sets forth a program to develop and enhance the Licensee’s brand, products and strategic market placement, including: (a) branding and marketing program for use of the Licensed Marks, (b) an influencer program, (c) social and traditional media strategy, and (d) drafting of an initial public announcement of this Agreement. In addition, the Parties understand that the initial public announcement of this Agreement is done at considerable risk to the reputation and brand of Licensor and its affiliates. Accordingly, compensation for the above related services and risks as agreed is $2,000,000, as referenced in Section 2.2(a).

●
In connection with the quarterly compensation contemplated in Section 2.2(b) to be paid as indicated below, Licensor agrees to perform the following services during each quarter of the Term:

o
Video Content. Licensor will produce and deliver up to two (2) branded videos each quarter of the Term that promote the Licensed Products and/or Isodiol, generally (the “Video Content”), having a value of $300,000 per quarter. Notwithstanding, Licensor shall make the Level Brands Media and Marketing teams available to Licensee for use in creating the Video Content, which will be separately compensated by Licensee at commercially reasonable rates (the “Production Services”). Licensee shall have the right to use an alternative vendor for any Production Services that are not available from Licensor's affiliated vendors at commercially reasonable rates or on a timely basis.

o
Engagements. Ms. Ireland will be available once per quarter to participate in industry conferences and meetings (personally or through digital media) on behalf of Isodiol, with at least two being targeted as a personal appearance, having a value of $250,000 per quarter.

o
Social Media Pushes. Each of Ms. Ireland and Licensor shall make a ‘post’ promoting not less than one Licensed Product per month in each of its social media channels, including, but not limited to, Facebook, Twitter, Snapchat, and Instagram, with reposts of each such original post not less than twice with the purpose of reaching multiple time zones where the Licensed Products are marketed and sold, having a value of $200,000 per quarter. Promotions may be for the purposes of general promotion, a Licensed Product Launch, holiday sales, or related purposes.